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                                                                    EXHIBIT 10.8
                   FORM OF MANAGEMENT RETENTION AGREEMENT FOR
                            SENIOR EXECUTIVE OFFICERS

         THIS MANAGEMENT RETENTION AGREEMENT is entered into on this 26th day of April 2000, by and between OLYMPIC STEEL, INC. (the "Company"), and ("Employee").

                                   WITNESSETH:

         WHEREAS, Employee is an executive officer of the Company and an integral part of its management;

         WHEREAS, the Company desires to assure itself of continuity of management in the event of any threatened or actual Change in Control (as hereafter defined);

         WHEREAS, the Company desires to provide inducements for Employee not to engage in activity competitive with the Company;

         WHEREAS, the Company desires to assure itself, in the event of any threatened or actual Change in Control, of the continued performance of services by Employee on an objective and impartial basis and without distraction by concern for his employment status and security; and

         WHEREAS, Employee is willing to continue in the employ of the Company but desires assurance that his responsibilities and status as an executive of the Company will not be adversely affected by any threatened or actual Change in Control.

         NOW, THEREFORE, the Company and Employee agree as follows:

         1. OPERATION OF AGREEMENT. This Agreement shall be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not be operative unless and until there has been a Change in Control while Employee is in the employ of the Company. The term "Change in Control" shall mean, but not be limited to: (a) the first purchase of shares pursuant to a tender offer or exchange (other than a tender offer or exchange by the Company and/or any affiliate thereof) for all or part of the Company's Common Shares of any class or any securities convertible into such Common Shares and Employee has elected not to tender or exchange his Common Shares; (b) the receipt by the Company of a Schedule 13D or other advice indicating that a person is the "beneficial owner" (as that term is defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of the Company's Common Shares calculated as provided in paragraph (d) of said Rule 13d-3; (c) the date of approval by shareholders of the Company of an agreement providing for any consolidation or merger of the Company in which the Company will

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not be the continuing or surviving corporation or pursuant to which shares of capital stock, of any class or any securities convertible into such capital stock, of the Company would be converted into cash, securities, or other property, other than a merger of the Company in which the holders of common stock of all classes of the Company immediately prior to the merger would have the same proportion of ownership of common stock of the surviving corporation immediately after the merger; (d) the date of approval by shareholders of the Company of any sale, lease, exchange, or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company; (e) the adoption of any plan or proposal for the liquidation (but not a partial liquidation) or dissolution of the Company; or (f) the date (the "Measurement Date") on which the individual who at the beginning of a two consecutive year period ending on the Measurement Date, ceases, for any reason, to constitute at least a majority of the Board of Directors of the Company, unless the election, or the nomination for election by the Company's shareholders, of each new director during such two-year period was approved by an affirmative vote of the directors (including Employee) then still in office who were directors at the beginning of said two-year period. Notwithstanding the foregoing, if (i) any person's ownership interest in the Company increases to 20% or more, solely as a result of the Company repurchase of its shares, or (ii) Michael D. Siegal increases his ownership interest to 20% or more, such ownership shall not be considered a Change in Control for purposes of subparagraph (b) above.

         Upon the occurrence of a Change in Control while Employee is in the employee of the Company, this Agreement shall become operative.

         2. EMPLOYMENT, CONTRACT PERIOD.

            (a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company shall continue to employ Employee and Employee shall continue in the employ of the Company for the period specified in paragraph 2(b) (the "Contract Period"), in the position and with the duties and responsibilities set forth in Section 3.

            (b) The Contract Period shall commence on the date of occurrence of a Change in Control and, subject only to the provisions of Section 5 and of
Section 6 below, shall continue for a period of two (2) years to the close of business on the second anniversary of such date.

         3. POSITION, RESPONSIBILITIES, DUTIES. At all times during the Contract Period, Employee shall hold the position and have the duties and responsibilities held by Employee as (CEO) or (COO) of the Company (Employee's position as of the date of this Agreement) or such other position, responsibilities, and duties as Employee may have had immediately before the Change in Control occurred, or to which the Company and Employee may agree in writing. Throughout the Contract Period, Employee shall devote

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substantially all of his time and attention during normal business hours to the business and affairs of the Company, consistent with past practice, except for reasonable vacations and periods of illness or incapacity, but nothing in this Agreement shall preclude Employee from devoting reasonable periods of time to charitable and community activities, and from managing his personal investments.

         4. COMPENSATION DURING CONTRACT PERIOD.

            (a) During the Contract Period, the Company shall pay Employee: (i) a salary at a rate not less than Employee's base salary in effect immediately before the occurrence of a Change in Control, or such higher rate as may be determined from time to time by the Board of Directors of the Company, and (ii) bonuses in amounts which are not less than the amounts Employee would have received during the Contract Period if the determination of bonuses during the Contract Period was made on the same basis as in effect immediately before the occurrence of a Change in Control. Payments of direct compensation pursuant to this paragraph 4(a) shall be made periodically on the same schedule as in effect immediately before the occurrence of a Change in Control.

            (b) During the Contract Period, Employee shall be and continue to be a full participant in any and all benefit plans in which executives of the Company participate and which are in effect immediately before the occurrence of the Change in Control, including, without limitation, the Employees' 401(k) Plan, Profit Sharing Plan, automobile allowance, country club dues and any group insurance, medical, dental, hospitalization or life insurance, disability insurance and other employee benefit plans, programs, or arrangements or any equivalent successor plans, programs, or arrangements that may thereafter be adopted by the Company and provide Employee at least the same reward opportunities that were provided to him immediately before the occurrence of such Change in Control (collectively, "Employee Benefits"). Nothing in this Agreement shall impair or diminish the ability of the Company to modify, amend or eliminate any Employee Benefit prior to a Change in Control.

            (c) During the Contract Period Employee shall be entitled to perquisites, including, without limitation, an office, secretarial and clerical staff, in each case at least equal to those attached to his office immediately before the occurrence of the Change in Control, as well as to reimbursement, upon proper accounting, of reasonable expenses and disbursements incurred by him in the course of his duties.

         5. EFFECT OF DEATH OR DISABILITY.

            (a) If Employee dies during the Contract Period, the Company shall pay Employee's designated beneficiary (or, in the event of the decease of or failure to designate a beneficiary, Employee's personal representative) the base salary, provided for

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in paragraph 4(a) above for a 12-month period commencing with the date of death, but without prejudice to any payments otherwise due Employee in respect of his death.

            (b) If, during the Contract Period and before his employment hereunder is otherwise terminated, Employee is prevented due to illness or accident from performing his duties under this Agreement for a period of six consecutive months, the Contract Period shall be deemed to end at the end of such six month period, but without prejudice to any payments otherwise due Employee in respect of his disability. During the period of any such disability before the end of the Contract Period, the Company shall pay Employee the compensation provided for in Section 4, at the rate being paid at the onset of the disability, reduced by any payments paid to Employee for the same period because of disability under any disability or pension plan of the Company. If employee recovers from his disability before the end of the Contract Period, he shall be reinstated as an active employee for the remainder of the Contract Period under and subject to all of the terms of this Agreement.

         6. TERMINATION FOLLOWING A CHANGE IN CONTROL. Following a Change in Control, Employee's employment may be terminated during the Contract Period:

            (a) by the Company for "cause." For purposes of this Agreement, "cause" means Employee (i) is convicted of a felony, a crime of moral turpitude or any crime involving the Company (other than pursuant to actions taken at the direction or with the approval of the Board of Directors); (ii) is found by reasonable determination of the Board of Directors made in good faith, to have engaged after the Change-in-Control in (A) willful misconduct, (B) willful or gross neglect, (C) fraud, (D) misappropriation, or (E) embezzlement in the performance of his duties hereunder; or (iii) breaches in any material respect the terms and provisions of this Agreement and fails to cure such breach within ten days following written notice from the Company specifying such breach. The Company may terminate the Employee's employment hereunder on written notice given to the Employee at any time following the occurrence of any of the events described in clauses (i) and (ii) above and on written notice given to the Employee at any time not less than 30 days following the occurrence of any of the events described in clause (iii) above. The Employee shall have no right to receive any compensation or benefit hereunder on and after the effective date of the notice provided in the preceding sentence other than salary, bonus and other benefits earned and accrued, and reimbursement under this Agreement for expenses incurred, prior to the effective date of such notice.

            (b) by Employee (i) for any reason, or no reason, within the twelve-month (12) period commencing with the date of the Change in Control or
(ii) for "good reason" at any time during the balance of the Contract Period. For purposes of this Agreement, "good reason" shall mean the occurrence of any of the following:

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            (i) any reduction in aggregate direct remuneration, or any material reduction in position, responsibilities, or duties provided for pursuant to this Agreement or in the aggregate of Employee Benefits, perquisites, or fringe benefits provided for pursuant to this Agreement;

            (ii) any good faith determination by Employee that, as a result of a Change in Control, he is unable to carry out the responsibilities, duties, authorities, powers, or functions attached to his position as contemplated by this Agreement;

            (iii) imposition by the Company of any requirement that Employee's principal place of work be relocated to a place more than 25 miles from Employee's principal place of work immediately before a Change in Control or that Employee travel in connection with his employment to a significantly greater degree than was customary for Employee immediately before a Change in Control; or

            (iv) any liquidation, dissolution, consolidation, or merger of the Company or transfer of all or a significant portion of its assets unless a successor or successors (by merger, consolidation, or otherwise) to which all or a significant portion of its assets have been transferred shall have assumed all of the duties and obligations of the Company under this Agreement.

Termination by Employee for good reason as provided in paragraph 6(b) shall not be deemed a voluntary termination of employment by Employee for purposes of this Agreement, any plan, practice, benefit, or arrangement of the Company, or any other agreement between Employee and the Company.

         7. SEVERANCE COMPENSATION. If, following the occurrence of a Change in Control and during the Contract Period, the Company terminates Employee's employment other than for cause pursuant to paragraph 6(a) above or Employee terminates his employment pursuant to paragraph 6(b) above (the effective date of any such termination being hereafter referred to as the "Termination Date"), then, subject to Employee's obligations with respect to non-competition (paragraph 9), the Company shall, as severance pay, pay to Employee and provide him and his dependents, beneficiaries, and estate with the following:

         (a) a lump-sum payment, payable within thirty (30) days after the Termination Date, equal to 2.99 times the average of the last three full calendar years' Base Salary, Bonus and dollar value of all Employee Benefits (other than medical, dental, disability and life insurance coverage); and

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            (b) during a two-year period after the date of termination of employment, Employee and his dependents, beneficiaries, and estate shall continue to be entitled to the medical, dental, disability and life insurance coverage referred to in paragraph 4(b) and the perquisites referred to in paragraph 4(c) as if Employee's employment were not terminated and continued through the end of such two-year period.


         8. LIMITATION ON PAYMENTS. Notwithstanding any other provision of this Agreement, in the event that any payment or benefits provided by the Company (or an affiliate) to the Employee under or outside of the terms of this Agreement would constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), the payments or benefits provided hereunder shall be reduced to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the Employee's net after tax benefit shall exceed the net after tax benefit if such reduction were not made. "Net after tax benefit" for purposes of this paragraph 8 shall mean the sum of:

            (i) the total amount payable to the Employee under this Agreement, PLUS

            (ii) all other payments and benefits which the Employee receives or is then entitled to receive from the Company and any of its affiliates that would constitute a "parachute payment" within the meaning of Section 280G of the Code, LESS

            (iii) the amount of federal income taxes payable with respect to the payments and benefits described in clauses (i) and (ii) above calculated at the maximum marginal income tax rate for each year in which such payments and benefits shall be paid to the Employee (based upon the rate in effect for such year as set forth in the code at the time of the first payment of the foregoing), LESS

            (iv) the amount of excise taxes imposed with respect to the payments and benefits described in clauses (i) and (ii) above by Section 4999 of the Code.

         All calculations under this paragraph 8 shall be made by the Company in consultation with its outside auditors, whose fees shall be paid by the Company.

         9. NON-COMPETITION. During a period ending two (2) years following the Termination Date, if Employee is receiving payments under paragraph 7(a), Employee shall not take a management position with (i) any steel service center or distributor within those portions of the United States wherein the Company is conducting business on the

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Termination Date, or (ii) a business engaged in direct competition with any other significant business carried on by the Company on the Termination Date, nor shall he become a principal of or assume control of a business which so engages in competition on or after the Termination Date; provided, however, that in no event shall ownership of less than five percent (5%) of the equity of a corporation, limited liability company or other business entity, standing alone, be deemed competition with the Company within the meaning of this paragraph 9. The sole remedy of the Company for breach of this non-competition covenant shall be the forfeiture of the payments called for under paragraph 7.

         10. EMPLOYMENT RIGHTS. Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or Executive to have Employee remain in the employ of the Company before any Change in Control.

         11. WITHHOLDING. The Company may withhold from any amounts payable hereunder, all federal, state, city, or other taxes as may be required pursuant to any applicable law, or government regulation or ruling.

         12. LEGAL FEES. The Company shall pay and be solely responsible for any and all attorneys' fees and related fees and expenses incurred by Employee as a result of any claim, action, or proceeding arising out of the enforcement of, or any challenge to the validity or enforceability of, this Agreement or any provision hereof; provided, however, that the Company shall not be obligated to pay any attorneys' fees or related fees and expenses incurred by Employee in bringing an unsuccessful action to enforce this Agreement.

         13. NOTICES. For purposes of this Agreement, all communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when given by personal delivery, (ii) one business day after being sent by overnight courier service, or (iii) five business days after being mailed by U.S. registered or certified mail, return receipt request, postage prepaid, to the addresses set forth below:

         If to Company:       Olympic Steel, Inc.
                              5096 Richmond Road
                              Bedford, Ohio  44146

         If to Employee:

         with a copy, in any
         case to:             Marc H. Morgenstern, Esq.
                              Kahn, Kleinman, Yanowitz & Arnson Co., L.P.A. 1301 East Ninth Street, Suite 2600
                              Cleveland, Ohio 44114

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         14. GENERAL PROVISIONS.

            (a) There shall be no right of set-off or counterclaim in respect of any claim, debt, or obligation against any payment to Employee provided for in this Agreement, other than as specifically provided in paragraph 9 above.

            (b) This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, written or oral, with respect thereto. This Agreement may be amended, superseded, canceled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by the parties or, in the case of a waiver, by the party waiving compliance. No delay on the part of any party in exercising any rights, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any such right, power or privilege nor any single or partial exercise of any such right, power or privilege, preclude any other or further exercise thereof or the exercise of any other such right, power or privilege.

            (c) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without regard to principles of conflict of law.

            (d) In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, the remaining provisions of this Agreement shall remain in full force and effect to the fullest extent permitted by law. In the event that any provision hereof shall be determined to be invalid or unenforceable, the parties will negotiate in good faith to replace such provision with another provision which will be valid or enforceable which is as close as practicable to the provision held invalid or unenforceable.

            (e) This Agreement shall be binding upon and inure to the benefit of Employee, his heirs, and legal representative, the Company, and any successor organization or organizations which shall succeed to substantially all of the business and property of the Company, whether by means of merger, consolidation, acquisition of substantially all of the assets of the Company or otherwise, including by operation of law.

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         IN WITNESS WHEREOF, the Company and Employee have executed this
Agreement on the day and year first above written.

                                    OLYMPIC STEEL, INC.


                                    By:
                                        ----------------------------------------
                                        Name:
                                             -----------------------------------
                                        Title:
                                              ----------------------------------



                                    --------------------------------------
                                    Employee